EX-FILING FEES

Calculation of Filing Fee Tables

Schedule 14A

(Form Type)

Liberty TripAdvisor Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction(1)(2)	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$106,761,391.11	0.00015310	$16,345.17	(2)
Fees Previously Paid	—		$0
Total Transaction Valuation	$106,761,391.11
(2)Total Fees Due for Filing			$16,345.17
Total Fees Previously Paid			$0
Total Fee Offsets			—
Net Fee Due			$16,345.17

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of December 18, 2024 by and among Liberty TripAdvisor Holdings, Inc., Tripadvisor, Inc. and Telluride Merger Sub Corp.

(1)	Aggregate number of securities to which transaction applies: As of the close of business on December 31, 2024, the maximum number of shares of the Company to which this transaction applies is estimated to be 78,087,336, which consists of (a) 73,084,484 shares of Series A Common Stock issued and outstanding; (b) 4,815,438 shares of Series B Common Stock issued and outstanding; and (c) 187,414 Series A Preferred Shares issued and outstanding.

(2)	Per unit price or other underlying value of transaction pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated as the sum of (a) the product of 73,084,484 shares of Series A Common Stock issued and outstanding and the Common Share Merger Consideration of $0.2567; (b) the product of 4,815,438 shares of Series B Common Stock issued and outstanding and the Common Share Merger Consideration of $0.2567; and (c) the product of (i) 187,414 Series A Preferred Shares issued and outstanding and (ii) the sum of (1) the product of $14.58 (which is the average of the high and low reported trading price for common stock of Tripadvisor, Inc. as of January 14, 2025) and 16.2099 (which is the per share Preferred Share Equity Merger Consideration), and (2) $226.6159 (which is the per share Preferred Share Cash Merger Consideration). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001531.